Exhibit 10.11

EXCLUSIVE TECHNICAL
AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the “Agreement”) is entered into in [       ]. China, as of 1st, July, 2007, between the following two parties,

Party A:

Shanghai Information Technology (Molong) Co., Ltd. (“Molong”)

Registered address: Room 1105 No. 1 Lane 127 Guotai Road, Yangpu District, Shanghai

Legal representative: Fu Qian

Party B:

Shanghai Mopietek Information Technology Co., Ltd (“Mopietek”)

Registered address: Room 1103 No. 1 Lane 127 Guotai Road, Yangpu District, Shanghai

Legal representative: Song Zhiling

WHEREAS,

1.
Party A, a wholly foreign-owned enterprise registered in People’s Republic of China (the “PRC”) under the laws of PRC, which owns resources to provide the software development and the technical and consulting services.

2.
Party B, a limited liability company established and registered in PRC with the license issued by relevant government authorities to engaging in the business of the value-added telecommunication service;

3.	Party A agrees to provide technical and consulting services for Party B, and Party B hereby agrees to accept such technical and consulting services.

WHEREAS, Party A and Party B, through friendly negotiation and based on the equality and mutual benefit, enter into the Agreement as follows:

1.	Technical Consulting and Services; Ownership and Exclusive Interests

1.1
During the term of this Agreement, Party A agrees to provide the relevant technical consulting and services (detailed businesses are specified in Appendix 1) for Party B in accordance with the Agreement.

1.2	Party B hereby agrees to accept such technical and consulting services. Party B further agrees that, during the term of this Agreement, it shall not accept any third party (except for the party appointed by Party A) to provide such technical and consulting services in terms of the above-mentioned businesses without Party A’s prior written consent.

1.3
Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights (including but not limited to, copyright, patent, know-how, commercial secret) arising from the performance of this Agreement, whether developed by Party A or by Party B based on Party A’s intellectual property.

1.4
Party B undertakes that Party A shall have the priority right on cooperation with Party B or its affiliates in the same conditions in case Party B is going to cooperate with other enterprises in respect of any businesses.

2.	Calculation and Payment of the Fee for Technical and Consulting Services (the “Fee”)

	2.1	The Parties agree that the Fee under this Agreement shall be determined and paid according to the Appendix 2 hereof.

3.	Representations and Warranties

	3.1	Party A hereby makes representations and warranties as follows:

3.1.1	Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2
Party A shall perform this Agreement within its authority and its business scope, shall obtain necessary approvals from its company and the consents from the third party or the government authorities, and shall not be against any enforceable and effective laws or contracts; and

3.1.3	the agreement constitutes a legal, valid, binding and enforceable agreement to Party A upon its execution.

3.2	Party B hereby represents and warrants as follows:

	3.2.1	Party B is a company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of value-added telecommunication services in PRC;

	3.2.2	Party B shall continue to develop and grow its business to the best of its ability;

3.2.3
Party B shall perform this Agreement within its authority and its business scope, and shall obtain and maintain all necessary approvals from its company and all consents from the third party or the government authorities or under law to enable it to carry on its business of value added telecommunication services in PRC, and shall not be in breach of any enforceable and effective laws or contracts in the PRC; and

	3.2.4	the Agreement constitutes a legal, valid, binding and enforceable agreement to Party B upon its execution.

4.	Confidentiality

4.1
Party A and Party B agree to use all reasonable means to protect and maintain the confidentiality of the confidential data and information acknowledged or received (collectively the “Confidential Information”).  Neither Party shall disclose, provide or transfer any Confidential Information to any third party without the other Party’s prior written consent.  Upon termination or expiration of this Agreement, each Party shall, at the other Party’s option, return all and any documents, information or software contained any of Confidential Information to the original owner, or destroy or delete all Confidential Information from any memory devices, and never use them again. Each Party shall take necessary measures to disclose Confidential Information only to the employees, agents or professional consultants who are necessary to know and procure them to observe the confidential obligations hereunder.

	4.2	The above restrictions shall not apply to:

		4.2.1	the materials available to the public at the time of disclosure;

		4.2.2	the materials that become available to the public after the disclosure not due to the fault of any Party;

		4.2.3	the materials, which are not obtained directly or indirectly from any other party, proved to be known by Party B before the disclosure; or

4.2.4
the information that each Party is required by law to disclose to relevant government authorities and stock exchanges, or that is necessary to disclose the above Confidential Information directly to its legal counselor or financial consultant in order for its ordinary business purpose.

	4.3	Both Parties agree that this Article shall survive the modification, rescission or termination of this Agreement.

5.	Indemnity

5.1
In the event that either Party breaches this Agreement or fails to fully carry out any of its representations and warranties hereunder, the non-breaching Party may send a written notice to the breaching Party so as to order the breaching Party to correct the breaching acts within ten (10) days thereof, to take sufficient, effective and timely measures to avoid the damages, and to continue the performance of this Agreement.  If any damage occurs, the breaching Party shall compensate the non-breaching Party for its losses.

	5.2	The total amount of compensation paid by breaching Party to non-breaching Party shall be equivalent to the total losses incurred due to breaches, including all interests that the non-breaching Party should gain in case the Agreement are performed. However, such compensation shall not exceed the reasonable expectation of both Parties.

	5.3	If both Parties are in breach of this Agreement, each Party shall bear their respective liabilities to the extent of their respective breaches.

6.	Effective Date, Performance and Term

	6.1	This Agreement shall be executed and come into effect as of the date first set forth above.

	6.2	This Agreement shall be terminated as of the date when Party A dissolves according to its Articles of Association or the PRC laws.

7.	Termination

7.1
During the term of this Agreement, Party B shall not early terminate this Agreement. Notwithstanding the above-mentioned, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days in advance.

	7.2	Article 4 and 5 shall survive after the termination or expiration of this Agreement.

8.	Disputes Resolution

8.1
The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation.  In case no settlement can be reached through consultation, each party may submit such matter to Hangzhou Arbitration Commission for arbitration in accordance with its current effective rules. The arbitration proceedings shall be conducted in Chinese and shall take place in Hangzhou.  The arbitration award shall be final and binding upon both Parties.  This article shall survive the termination or recession of this Agreement.

	8.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.	Force Majeure

9.1
Force Majeure, including but not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning and war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care.  However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure.  The affected party, who requests to release its obligations under this Agreement due to the Force Majeure, shall inform the other party, without delay, of such Force Majeure and the necessary approaches to perform this Agreement.

9.2
In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, the affected Party may be exempted from the liability to the extent of the part delayed or prevented by the Force Majeure.  The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and use its best endeavors to resume performing the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performing this Agreement with their best efforts.

10.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be in written form and be delivered in person or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission or by E-mail to the address of the relevant party or parties set forth below:

Party A:
Shanghai Information Technology (Molong) Co., Ltd. (“Molong”)
Registered address: Room 1105 No. 1 Lane 127 Guotai Road, Yangpu District, Shanghai
Fax:
Tele:
Addressee:
E-mail:

Party B:
Shanghai Mopietek Information Technology Co., Ltd (“Mopietek”)
Registered address: Room 1103 No. 1 Lane 127 Guotai Road, Yangpu District, Shanghai
Fax:
Tele:
Addressee:
E-mail:

11.	Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without Party A’s prior written consent. Party A shall transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.	Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, but shall not affect in any way the remaining provisions hereof.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be made in a written form. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the PRC laws.

15.	Language

This Agreement is written in two (2) originals in both Chinese and English; each Party holds one (1) original; if any discrepancies between the two languages, the Chinese version shall prevail.

This is the execution page of this EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT between Wisdom Choice (Hangzhou) Software Technology Co. Ltd. and Hangzhou ColorComm Software Technology Co., Ltd

Party A:	Shanghai Information Technology (Molong) Co., Ltd.

Authorized Representative: _________________ (Signature)
Fu Qian

Party B:	Shanghai Mopietek Information Technology Co., Ltd

Authorized Representative: _________________ (Signature)
Song Zhiling

Appendix 1
The list of Technical and Consulting Services

1.	provision of all necessary technical operation platform;
2.	provision of technical support and training to maintain the network ;
3.	provision of technology and training for website security;
4.	design and implementation of the integrated structure of the network and the website, including the installation of the server system and instant maintenances and repairing.
5.	development and test of new products (including software);
6.	marketing plan of new products;
7.	conception, creation, design, update and maintenance of the web pages;
8.	maintenance of the customer service platform;
9.	training services for the employees;
10.	study and analysis on market;
11.	public relationship service;
12.	[others].

Appendix 2
Calculation and Payment of
the Fee for Technical and Consulting Services

The service Fee hereunder shall initially be monthly calculated at the rate of 90% of Party B’s monthly net profit, and shall be adjusted from time to time through both Parties’ negotiation, but in no event lower than 80% of Party B’s monthly net profit. The exact proportion above mentioned can be decided and adjusted by Party A’s board of directors in accordance with Party B’s actual operation and shall be calculated quarterly.  In consideration of the development of Party B’s business in the future, both Parties agree that Party B shall keep no less than US$ 1.5 Million cash or cash equivalence in its account. In case, Party B fails to pay the service Fee at the above-mentioned rate at the end of any quarter, Party A’s board of directors shall be entitled to decrease or remove part or all of the Fee of the quarter thereof.